EXHIBIT 99.2
ULTRALIFE BATTERIES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
     The following unaudited pro forma financial statements combine the historical consolidated balance sheets and statements of operations of Ultralife Batteries, Inc. (“Ultralife”) and McDowell Research, Ltd. (“McDowell”), giving effect to the acquisition of substantially all of the assets of McDowell by Ultralife on July 3, 2006 using the purchase method of accounting.
     The unaudited pro forma condensed combined statements of operations for the six months ended July 1, 2006 (June 30, 2006 for McDowell) and for the year ended December 31, 2005 are presented to give effect to the acquisition of substantially all of the assets of McDowell as if it had occurred on January 1, 2005. The unaudited pro forma condensed combined balance sheets as of July 1, 2006 (June 30, 2006 for McDowell) are presented to give effect to the acquisition of substantially all of the assets of McDowell on July 1, 2006.
     The unaudited pro forma financial statements are presented for illustrative purposes only and are not intended to represent or be indicative of the consolidated results of operations or the consolidated financial position of Ultralife that would have been reported had the acquisition been consummated as of the dates presented, and should not be viewed to be representative of future operating results or the financial position of Ultralife. The unaudited pro forma financial statements do not reflect any adjustments to conform accounting policies, other than those mentioned in the notes thereto, or to reflect any cost synergies anticipated as a result of the acquisition, or any future acquisition related expenses.
     Certain adjustments made to the unaudited pro forma financial statements have been prepared based on preliminary estimates of the fair values of the net assets from McDowell. The impact of ongoing integration activities and adjustments to the fair value of acquired net tangible and intangible assets of McDowell could cause material differences in the information presented.
     The unaudited pro forma financial statements should be read in conjunction with the historical consolidated financial statements of McDowell included in this Current Report on Form 8-K/A and the consolidated financial statements of Ultralife included in its Quarterly Report on Form 10-Q for the period ended July 1, 2006 and its Annual Report on Form 10-K for the year ended December 31, 2005.

ULTRALIFE BATTERIES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JULY 1, 2006
(Amounts In Thousands, Except Per Share Amounts)

	Historical		Pro Forma		Pro Forma
	Ultralife	McDowell	Adjustments		Combined

Revenues	$39,712	$12,573	$(428)	(D)	$51,857

Cost of products sold	31,365	5,735	(428)	(D)
			1,786	(G)	38,458

Gross margin	8,347	6,838	(1,786)		13,399

Operating expenses:
Research and development	1,844	—	150	(G)	1,994
Selling, general, and administrative	5,814	3,798	(1,936)	(G)	7,676
Amortization of Intangibles	—	—	836	(B)	836

Total operating expenses	7,658	3,798	(950)		10,506

Operating income/(loss)	689	3,040	(836)		2,893

Other income (expense):
Interest income	85	10	(58)	(C)	37
Interest expense	(412)	(116)	(400)	(A)
			(91)	(C)	(1,019)
Gain on insurance settlment	191	—	—		191
Miscellaneous	147	—	—		147

Income/(loss) before income taxes	700	2,934	(1,385)		2,249

Income tax provision/(benefit) — current	24	—	998	(E)
			(575)	(F)	447

Income tax provision/(benefit) — deferred	427	—	—		427

Total income taxes	451	—	423		874

Net Income/(Loss)	$249	$2,934	$(1,808)		$1,375

Earnings/(Loss) per share — basic	$0.02				$0.09
Earnings/(Loss) per share — diluted	$0.02				$0.09

Weighted average shares outstanding — basic	14,807				14,807
Weighted average shares outstanding — diluted	15,150				15,150
See accompanying notes to unaudited pro forma condensed combined financial statements.

ULTRALIFE BATTERIES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2005
(Amounts In Thousands, Except Per Share Amounts)

	Historical		Pro Forma		Pro Forma
	Ultralife	McDowell	Adjustments		Combined

Revenues	$70,501	$21,702	$(1,463)	(K)	$90,740

Cost of products sold	58,243	10,438	(1,463)	(K)
			4,125	(N)	71,343

Gross margin	12,258	11,264	(4,125)		19,397

Operating expenses:
Research and development	3,751	—	1,367	(N)	5,118
Selling, general, and administrative	11,409	9,706	(5,492)	(N)	15,623
Amortization of Intangibles	—	—	1,673	(I)	1,673

Total operating expenses	15,160	9,706	(2,452)		22,414

Operating income/(loss)	(2,902)	1,558	(1,673)		(3,017)

Other income (expense):
Interest income	185	60	(106)	(J)	139
Interest expense	(821)	(219)	(800)	(H)
			(82)	(J)	(1,922)
Gain on insurance settlment	—	—	—		—
Miscellaneous	(318)	—	—		(318)

Income/(loss) before income taxes	(3,856)	1,399	(2,661)		(5,118)

Income tax provision/(benefit) — current	3	—	476	(L)
			(1,104)	(M)	(625)
Income tax provision/(benefit) — deferred	486	—	—		486

Total income taxes	489	—	(628)		(139)

Net Income/(Loss)	$(4,345)	$1,399	$(2,033)		$(4,979)

Earnings/(Loss) per share — basic	$(0.30)				$(0.34)
Earnings/(Loss) per share — diluted	$(0.30)				$(0.34)

Weighted average shares outstanding — basic	14,551				14,551
Weighted average shares outstanding — diluted	14,551				14,551
See accompanying notes to unaudited pro forma condensed combined financial statements.

ULTRALIFE BATTERIES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JULY 1, 2006
(Amounts In Thousands, Except Per Share Amounts)

	Historical		Pro Forma		Pro Forma
	Ultralife	McDowell	Adjustments		Combined
ASSETS

Current assets:
Cash and cash equivalents	$4,237	$567	$(567)	(O)
			(3,000)	(P)	$1,237
Trade accounts receivable, net	12,748	4,347	(498)	(O)
			(250)	(T)	16,347
Inventories	17,010	4,312	—		21,322
Deferred tax asset — current	2,406	—	—		2,406
Prepaid expenses and other current assets	1,752	667	(9)	(O)	2,410

Total current assets	38,153	9,893	(4,324)		43,722

Property, plant and equipment, net	19,892	1,592	(947)	(O)	20,537

Goodwill and Intangible Assets	2,806	—	17,567	(Q)
			3,000	(S)	23,373

Other assets
Security deposits and other	12	—	—		12
Deferred tax asset — non-current	20,880	—	—		20,880

Total Assets	$81,743	$11,485	$15,296		$108,524

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term debt and current portion of long-term debt	$6,190	$293	$(247)	(O)
			2,000	(P)	$8,236
Accounts payable	5,681	1,790	(7)	(O)
			58	(P)
			(250)	(T)	7,272
Income taxes payable	23	—	—		23
Other current liabilities	4,168	471	(364)	(O)
			3,000	(S)	7,275

Total current liabilities	16,062	2,554	4,190		22,806

Long-term liabilities:
Debt and capital lease obligations	25	775	(738)	(O)
			20,000	(P)	20,062
Other long-term liabilities	251	—	—		251

Total long-term liabilities	276	775	19,262		20,313

Shareholders’ equity:
Common stock, par value $0.10 per share	1,565	2	(2)	(R)	1,565
Capital in excess of par value	133,159	4,820	(4,820)	(R)	133,159
Accumulated other comprehensive income	(652)	—	—		(652)
Retained earnings (Accumulated deficit)	(66,289)	3,334	(3,334)	(R)	(66,289)

	67,783	8,156	(8,156)		67,783
Less — Treasury stock, at cost	2,378	—			2,378

Total shareholders’ equity	65,405	8,156	(8,156)		65,405

Total Liabilities and Shareholders’ Equity	$81,743	$11,485	$15,296		$108,524

See accompanying notes to unaudited pro forma condensed combined financial statements.

ULTRALIFE BATTERIES, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Amounts in Thousands, except Share Amounts)
Note 1: Basis of Presentation and Purchase Price Allocation
     On July 3, 2006, the Company finalized the acquisition of substantially all of the assets of McDowell Research, Ltd. (“McDowell”), a manufacturer of military communications accessories located in Waco, Texas.
     Under the terms of the agreement, the purchase price of approximately $25,000 consisted of $5,000 in cash and a $20,000 non-transferable convertible note to be held by the sellers. The purchase price is subject to a post-closing adjustment based on a final valuation of trade accounts receivable, inventory and trade accounts payable that were acquired or assumed on the date of the closing, using a base value of $3,000. Ultralife Batteries, Inc. (“Ultralife”) presently estimates the net value of these assets to be approximately $6,000, resulting in a revised purchase price of approximately $28,000. The final purchase is subject to the finalization of negotiations pertaining to the valuation of trade accounts receivable, inventory and trade accounts payable. Substantial negotiations involving this valuation remain ongoing. The initial $5,000 cash portion was financed through a combination of cash on hand and borrowing through the revolver component of Ultralife’s credit facility with its primary lending banks, which was recently amended to contemplate the acquisition of McDowell. The $20,000 convertible note carries a five-year term and is convertible at $15 per share into 1.33 million shares of Ultralife’s common stock, with a forced conversion feature at $17.50 per share. The Company has incurred $58 in acquisition related costs, which are included in the approximate total cost of the investment of $28,058.
     The estimated excess of the purchase price over the net tangible and intangible assets acquired of $20,567 was recorded as goodwill in the amount of $10,027. Ultralife is in the process of completing third party valuations of certain tangible and intangible assets acquired with the new business. The final allocation of the excess of the purchase price over the net assets acquired is subject to revision based upon the third party’s valuation. The acquired goodwill will be assigned to the communications accessories segment and is expected to be fully deductible for income tax purposes.
     The following table represents the preliminary allocation of the purchase price to assets acquired and liabilities assumed at the acquisition date:

ASSETS
Current assets:
Trade accounts receivables, net	$3,849
Inventories	4,312
Prepaid inventory and other current expenses	658

Total current assets	8,819
Property, plant and equipment, net	645
Goodwill	10,027
Intangible Assets:
Patents and technology	5,270
Customer relationships	4,392
Non-compete agreements	878

Total assets acquired	30,031

LIABILITIES
Current liabilities:
Current portion of long-term debt	46
Accounts payable	1,783
Other current liabilities	107

Total current liabilities	1,936
Long-term liabilities:
Debt	37

Total liabilities assumed	1,973

Total Purchase Price	$28,058

     The patents and technology and customer relationships intangible assets will be amortized on a pattern in which the economic benefits of the intangible assets are being utilized over their estimated useful life of seven years. The non-compete agreements intangible asset will be amortized on a straight-line basis over its estimated useful life of three years.
Note 2: Pro Forma Adjustments
The unaudited pro forma condensed combined statements of operations include the adjustments necessary to give effect to the acquisition as if it had occurred on January 1, 2005. The unaudited pro forma condensed combined statements of operations reflect the allocation of the acquisition cost to the fair value of tangible and intangible assets acquired and liabilities assumed as described in Note 1. The unaudited pro forma condensed combined balance sheets include the adjustment necessary to give effect to the acquisition as if it occurred on July 1, 2006. No pro forma adjustments were required to conform McDowell’s accounting policies to Ultralife’s accounting policies.
(A) Adjustment to record six months of interest expense relating to the $20,000 convertible note payable issued in connection with McDowell’s acquisition purchase price, which bears interest at 4%.
(B) Adjustment to record six months of amortization expense relating to the identified intangible assets with finite lives in connection with the acquisition of McDowell.
(C) Adjustment to record six months impact on interest income that would not have been earned (at a weighted average interest rate of 4.60%) due to a lower average outstanding cash balance and the corresponding impact on interest expense that would have been incurred (at a weighted average interest rate of 7.66%) due to a higher average outstanding balance on the revolver portion of the credit facility, to fund the cash portion of McDowell’s acquisition purchase price.
(D) Adjustment to eliminate intercompany sales and purchases between Ultralife and McDowell for the six months ended.
(E) Adjustment to record income tax impact of results of operations for McDowell for the six months ended based on the applicable statutory federal income tax rate of 34%.

(F) Adjustment to record income tax impact of pro forma adjustments for the six months ended based on the applicable statutory federal and state income tax rates of 34% and 7.5%, respectively.
(G) Adjustment to reclass certain amounts in the historical McDowell financial statements to conform with Ultralife’s current presentation.
(H) Adjustment to record twelve months of interest expense relating to the $20,000 convertible note payable issued in connection with McDowell’s acquisition purchase price, which bears interest at 4%.
(I) Adjustment to record twelve months of amortization expense relating to the identified intangible assets with finite lives in connection with the acquisition of McDowell.
(J) Adjustment to record twelve months impact on interest income that would not have been earned (at a weighted average interest rate of 2.93%) due to a lower average outstanding cash balance and the corresponding impact on interest expense that would have been incurred (at a weighted average interest rate of 6.79%) due to a higher average outstanding balance on the revolver portion of the credit facility, to fund the cash portion of McDowell’s acquisition purchase price.
(K) Adjustment to eliminate intercompany sales and purchases between Ultralife and McDowell for the twelve months ended.
(L) Adjustment to record income tax impact of results of operations for McDowell for the twelve months ended based on the applicable statutory federal income tax rate of 34%.
(M) Adjustment to record income tax impact of pro forma adjustments for the twelve months ended based on the applicable statutory federal and state income tax rates of 34% and 7.5%, respectively.
(N) Adjustment to reclass certain amounts in the historical McDowell financial statements to conform with Ultralife’s current presentation.
(O) Adjustment to eliminate McDowell assets not acquired and liabilities not assumed in connection with Ultralife’s purchase of substantially all of the assets of McDowell.
(P) Adjustment to record the $5,000 cash payment, net of $2,000 in short-term borrowings, and the issuance of the $20,000 convertible note payable in connection with McDowell’s acquisition purchase price, along with the accrual of $58 in capitalized acquisition costs.
(Q) Adjustment to record the intangible assets and goodwill associated with the allocation of the McDowell acquisition purchase price.
(R) Adjustment to eliminate McDowell’s equity associated with the allocation of the McDowell acquisition purchase price.
(S) Adjustment to record the estimated post-closing adjustment to the final purchase price, based on the valuation of the net assets acquired.
(T) Adjustment to eliminate intercompany receivables and payables between Ultralife and McDowell as of July 1, 2006.